Exhibit 99.1

THE GREENBRIER COMPANIES, INC.

2017 AMENDED AND RESTATED STOCK INCENTIVE PLAN

ARTICLE 1. PURPOSE.

The purpose of the Plan is to promote the long-term success of the Company and its Affiliates and the creation of shareholder value by (a) encouraging Employees, Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Directors and Consultants with exceptional qualifications and (c) linking Employees, Directors and Consultants directly to shareholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute incentive stock options or nonstatutory stock options), Restricted Shares, Stock Units or SARs.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Oregon (except their choice-of-law provisions).

ARTICLE 2. ADMINISTRATION.

2.1. Committee Composition. The Committee shall administer the Plan. The Committee shall consist exclusively of two or more Directors of the Company, who shall be appointed by the Board. In addition, unless otherwise determined by the Board, at all times that the Company is subject to Section 16 of the Exchange Act, the composition of the Committee shall satisfy:

(a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act;

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code (or its successor); and

(c) Such requirements as the New York Stock Exchange may establish for independent directors under NYSE Rule 303A.02 (or its successor).

2.2. Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine: (a) which Employees, Directors and Consultants shall receive Awards, (b) the time or times when Awards shall be granted, (c) the type or types of Awards to be granted, and (d) the number of Common Shares which may be issued under each Award. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contribution to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. The Committee shall also have such additional powers as are delegated to it by the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as ISOs, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Section 2.2 shall be conclusive.

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1. Basic Limitations. Common Shares issued pursuant to the Plan may be authorized but unissued shares. The maximum aggregate number of Common Shares reserved and available for issuance pursuant to Awards under the Plan is 5,425,000, subject to adjustment pursuant to Section 11.1. The aggregate number of Common Shares with respect to which Options or SARs may be granted to any individual Participant during any calendar year shall not exceed 30,000.

3.2. Additional Shares. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If Stock Units are forfeited or terminate for any other reason before being settled, then the corresponding Common Shares shall again become available for Awards under the Plan. If Restricted Shares are forfeited, the corresponding Common Shares shall again become available for Awards under the Plan. The foregoing notwithstanding, the aggregate number of Common Shares that may be issued under the Plan upon exercise of ISOs shall not be increased when Restricted Shares or Stock Units are forfeited or terminate. If Options or SARs, or Restricted Shares or Common Shares issued upon the exercise of Options or SARs, are forfeited the number of underlying or corresponding Common Shares forfeited shall not again become available for Awards under the Plan and shall reduce the number of Common Shares available under Section 3.1.

3.3. Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Restricted Shares, Stock Units, Options or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units; provided, however, that subject to Article 11, dividend equivalents that have been converted into Stock Units may not be paid in the form of Common Shares to the extent such payment would exceed the limitations set forth in Section 3.1.

ARTICLE 4. ELIGIBILITY.

4.1. Incentive Stock Options. Only Employees shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

4.2. Other Grants. Only Employees, Directors and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs. Only Eligible Directors shall be eligible for automatic awards of Director Restricted Shares under Article 6.

ARTICLE 5. OPTIONS.

5.1. Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or a NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2. Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Section 11.1.

5.3. Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant.

5.4. Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable and shall provide for a vesting period of at least one year. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. Subject to the limitations on accelerated exercisability and vesting upon a Change in Control that are set forth in Article 12, a Stock Option Agreement may provide for accelerated exercisability and vesting in the event of the Optionee’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Unless the Stock Option Agreement evidencing an Option provides otherwise, the following provisions shall apply in the event of the Optionee’s termination of Service as an Employee, Director or Consultant:

(a) In the event an Optionee’s Service terminates for any reason other than because of retirement, Disability or death, any Option held by the Optionee may be exercised at any time prior to the expiration date of the Option, or the expiration of three months after the date of such termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(b) In the event an Optionee’s Service terminates for any reason other than because of Disability or death and the Optionee has obtained age 62 or older as of the date of such termination, any Option held by the Optionee may be exercised at any time prior to the original expiration date of the Option, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(c) In the event an Optionee’s Service terminates because of Disability, any Option held by the Optionee may be exercised at any time prior to the expiration date of the Option or the expiration of one year after the date of such termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(d) In the event of the death of an Optionee while providing Service to the Company or any Affiliate, such Option shall become immediately exercisable in its entirety and may be exercised at any time prior to the expiration date of the Option, but only by the person or persons to whom such Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution of the Optionee’s state or country of domicile at the time of death.

(e) The Committee, at the time of grant or at any time thereafter, may extend the post-termination expiration periods otherwise applicable to options any length of time not later than the original expiration date of the Option, and may increase the portion of the Option that is exercisable and vested, subject to such terms and conditions as the Committee may determine.

(f) To the extent that the Option of any deceased Optionee, or of any Optionee whose Service terminates, is not exercised within the applicable period, all further rights to purchase Common Shares pursuant to such Option shall cease and terminate.

5.5. Limitation on ISOs. To the extent that an aggregate Fair Market Value of Common Shares with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year under the Plan and any other plan of the Company or its Affiliates shall exceed $100,000, such Option shall be treated as a NSO. Such Fair Market Value shall be determined as of the date on which such ISO was granted.

5.6. Prohibition on Cash-Out of Underwater Options. Notwithstanding any other provision of the Plan to the contrary, the Company shall not make any cash payment to the holder of an Option that has an exercise price that is higher than the current Fair Market Value of the underlying Shares, in exchange for cancellation or termination of the Option.

ARTICLE 6. ELIGIBLE DIRECTOR RESTRICTED SHARES.

6.1. Automatic Awards. Immediately after the close of each annual shareholder meeting, the Committee shall automatically grant to each person then serving as an Eligible Director, including any such person who is elected at such meeting, a Director Restricted Share award of such number of Common Shares as have an aggregate dollar value, determined pursuant to this Section 6.1, of $145,000, rounded up to the nearest whole Share. For purposes of calculating the number of Shares under each Director Restricted Share award, the per-share value shall equal the average of the most recent 30 days’ closing market prices of the Company’s common stock as of the date of grant, including the date of grant.

6.2. Vesting of Director Restricted Shares. Each Director Restricted Share award shall vest on the earlier of the first anniversary of the date of grant, or the date of the next annual shareholder meeting if the Eligible Director is not re-elected to serve an additional term as a Director. If an Eligible Director ceases to be a Director due to death or Disability, any unvested Director Restricted Shares shall immediately become fully vested. If an Eligible Director ceases to be a Director by reason of removal or resignation as a member of the Board, any unvested Director Restricted Shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under this Plan.

6.3. General Rules. Director Restricted Share awards shall be governed by the provisions of Article 9 to the extent such provisions are not inconsistent with this Article 6. Each Director Restricted Shares award shall be evidenced by a Director Restricted Share Agreement.

ARTICLE 7. PAYMENT FOR OPTION SHARES.

7.1. General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except as follows:

(a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 7.

(b) In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 7.

7.2. Surrender of Stock. To the extent that this Section 7.2 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee, which have been held and fully paid for by the Optionee for at least six months prior to the date of such exercise. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Common Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

7.3. Exercise/Sale. To the extent that this Section 7.3 is applicable and to the extent permitted by applicable laws, regulations and rules, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

ARTICLE 8. STOCK APPRECIATION RIGHTS.

8.1. SAR Agreement. Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

8.2. Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11.1.

8.3. Exercise Price. Each SAR Agreement shall specify the Exercise Price. An SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

8.4. Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable and shall provide for a vesting period of at least one year. The SAR Agreement shall also specify the term of the SAR; provided that the term of a SAR shall in no event exceed 10 years from the date of grant. Subject to the limitations on accelerated exercisability and vesting upon a Change in Control that are set forth in Article 12, a SAR Agreement may provide for accelerated exercisability and vesting in the event of the Optionee’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter.

8.5. Exercise of SARs. Upon exercise of an SAR, the Optionee (or the person or persons to whom the Optionee’s rights under the SAR pass by the Optionee’s will or by the laws of descent and distribution of the Optionee’s state or country of domicile at the time of death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

ARTICLE 9. RESTRICTED SHARES.

9.1. Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

9.2. Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the consideration shall consist exclusively of cash, cash equivalents or services rendered to the Company (or a Parent or Subsidiary) or full-recourse promissory notes, as the Committee may determine.

9.3. Vesting Conditions. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. Restricted Shares shall have a vesting period of at least one year. Subject to the limitations on accelerated vesting upon a Change in Control that are set forth in Article 12, a Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

9.4. Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 10. STOCK UNITS.

10.1. Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

10.2. Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipient.

10.3. Vesting Conditions. Each Award of Stock Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. Stock Units shall have a vesting period of at least one year. Subject to the limitations on accelerated vesting upon a Change in Control that are set forth in Article 12, a Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

10.4. Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both.

10.5. Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.1.

10.6. Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

10.7. Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 11. CORPORATE EVENTS.

11.1. Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or in the event of a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(a) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;

(b) The number of Common Shares covered by each outstanding Option and SAR;

(c) The Exercise Price under each outstanding Option and SAR; or

(d) The number of Stock Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off, merger, consolidation or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate, including, but not limited to, the cancellation of outstanding Awards following the provision of notice to Participants and an opportunity to exercise such Award, if applicable. Except as provided in this Article 11, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

11.2. Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

ARTICLE 12. TREATMENT OF AWARDS UPON CHANGE IN CONTROL

Subject to the requirements and limitations of Section 409A of the Code, if applicable, in the event of a Change in Control:

(a) The surviving, continuing, successor or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable; and

(b) Outstanding Awards that are not assumed, substituted for, or otherwise continued by the Acquiror shall accelerate and become fully vested effective immediately prior to, but contingent upon, the consummation of the Change in Control; provided, however, that any Award with vesting conditions based on performance goals that vests pursuant to this paragraph (b) shall only become vested based on actual results measured against the performance goals as of the Change in Control, and thereafter, all Awards shall terminate to the extent not exercised or settled as of the date of the Change in Control.

(c) A Participant may elect to exercise an Option or SAR contingent upon the consummation of the Change in Control, with such exercise to become effective immediately prior to the consummation of the Change in Control. In the case of an Option exercised pursuant to this paragraph (c), the Optionee need not make payment for the Common Shares to be purchased upon exercise of the Option until five days after written notice by the Company to the Optionee that the Change in Control has been consummated.

ARTICLE 13. DIVIDENDS ON UNVESTED AWARDS.

Notwithstanding any other provision of the Plan, no Participant shall be entitled to receive dividends with respect to an unvested Award. However, an Award may, at the Committee’s discretion, carry with it a right to dividend equivalents entitling the Participant to be credited with an amount equal to all cash dividends paid between the grant and the vesting of the Award on the number of Common Shares underlying the Award. Settlement of dividend equivalents shall occur at or after the vesting of the applicable Award and may be made in the form of cash, in the form of Common Shares, or in a combination of both. Under no circumstances shall a Participant be entitled to receive dividend equivalents on an Award that has not vested or fails to vest.

ARTICLE 14. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 15. LIMITATION ON RIGHTS.

15.1. Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

15.2. Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

15.3. Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 16. WITHHOLDING TAXES.

16.1. General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

16.2. Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 17. PLAN TERM; AMENDMENT AND TERMINATION.

17.1. Term of the Plan. The Plan, as set forth herein, shall become effective as of the date it is adopted by the Board, and shall remain in effect until it is terminated under Section 17.2, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan or (b) the date when the Board adopted the most recent increase in the number of Common Shares available under Article 3 that was approved by the Company’s shareholders.

17.2. Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules or requirements of any applicable governmental authority or listing organization governing the trading of the Company’s stock. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

The Committee may amend the terms of any Award theretofore granted (and the Award agreement with respect thereto), prospectively or retroactively, but subject to Section 11.1 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent and no such amendment may effect a repricing of any Award without approval of the Company’s shareholders.

ARTICLE 18. LIMITATION ON CHANGE IN CONTROL PAYMENTS.

18.1. Scope of Limitation. This Article 18 shall apply to an Award only if:

(a) The independent auditors most recently selected by the Board (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under Section 4999 of the Code), will be greater after the application of this Article 18 than it was before the application of this Article 18; or

(b) The Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Article 18 (regardless of the after-tax value of such Award to the Participant).

If this Article 18 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

18.2. Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article 18, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

18.3. Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 18, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 18 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

18.4. Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, the Participant shall repay such Overpayment to the Company; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

18.5. Related Corporations. For purposes of this Article 18, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.

ARTICLE 19. DEFINITIONS.

19.1. “Affiliate” means any Parent or Subsidiary.

19.2. “Award” means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.

19.3. “Board” means the Company’s Board of Directors, as constituted from time to time.

19.4. “Cause” means (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company, (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, (c) gross negligence, (d) willful misconduct or (e) a failure to perform assigned duties that continues after the Participant has received written notice of such failure from the Board or its designee. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Affiliate employing the Participant) may consider as grounds for the discharge of the Participant without Cause.

19.5. “Change in Control” means:

(a) A change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated pursuant to the Exchange Act as in effect on the date this Plan was initially adopted; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Acquiring Person hereafter becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of the Company’s voting securities; and further provided that the following shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company or a subsidiary of the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) a transaction solely intended to effect a reincorporation of the Company; or

(b) During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company’s shareholders of each new Director was approved by a vote of at least a majority of the Directors then still in office who were Directors at the beginning of the period; or

(c) There shall be consummated (i) any consolidation, merger or exchange involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same, or substantially the same, proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or

(d) Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

19.6. “Code” means the Internal Revenue Code of 1986, as amended.

19.7. “Committee” means a committee of the Board, as described in Article 2.

19.8. “Common Share” means one share of the common stock of the Company.

19.9. “Company” means The Greenbrier Companies, Inc. an Oregon corporation.

19.10. “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

19.11. “Director” means a member of the Board.

19.12. “Disability” means the condition of being permanently disabled within the meaning of Code Section 22(e)(3), namely being unable to engage in any substantial gainful employment be reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months.

19.13. “Eligible Director” means a non-employee Director within the meaning of Rule 16b-3 (or its successor) under the Exchange Act.

19.14. “Employee” means a common-law employee of the Company or an Affiliate.

19.15. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

19.16. “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

19.17. “Fair Market Value” means the closing market price of the Company’s common stock on the date of grant. In the event the Company’s common stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

19.18. “Involuntary Termination” means the termination of the Participant’s Service by reason of:

(a) The involuntary discharge of the Participant by the Company (or the Affiliate employing him or her) for reasons other than Cause; or

(b) The voluntary resignation of the Participant following (i) a material adverse change in his or her title, position, authority or responsibilities with the Company (or the Affiliate employing him or her), (ii) a material reduction in his or her base salary or (iii) receipt of notice that his or her principal workplace will be relocated by more than 30 miles.

19.19. “ISO” means an incentive stock option described in Section 422(b) of the Code.

19.20. “NSO” means a stock option not described in Section 422 or 423 of the Code.

19.21. “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

19.22. “Optionee” means an individual or estate who holds an Option or SAR.

19.23. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

19.24. “Participant” means an individual or estate who holds an Award.

19.25. “Plan” means this 2017 Amended and Restated Stock Incentive Plan, as amended from time to time.

19.26. “Restricted Share” means a Common Share awarded under the Plan.

19.27. “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

19.28. “SAR” means a stock appreciation right granted under the Plan.

19.29. “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

19.30. “Service” means service as an Employee, Director or Consultant.

19.31. “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

19.32. “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

19.33. “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.

19.34. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

ARTICLE 20. EXECUTION.

To record the adoption of the Plan by the Board on October 24, 2017, the Company has caused its duly authorized officer to execute this document in the name of the Company.

THE GREENBRIER COMPANIES, INC.

By:	/s/ William A. Furman
William A. Furman
President and Chief Executive Officer

(The 2005 Stock Incentive Plan was originally adopted November 9, 2004, was amended by Amendment No. 1 on June 30, 2005, Amendment No. 2 on April 3, 2007, Amendment No. 3 on November 6, 2008, and was amended and restated as the 2010 Amended and Restated Stock Incentive Plan adopted on November 10, 2010. The 2010 Amended and Restated Stock Incentive Plan was amended by Amendment No. 1 on October 30, 2012, Amendment No. 2 on October 28, 2013, Amendment No. 3 on January 8, 2014, and was amended and restated as the 2014 Amended and Restated Stock Incentive Plan on October 29, 2014, which was approved by the Company’s shareholders on January 7, 2015. The 2014 Amended and Restated Stock Incentive Plan was amended and restated as the 2017 Amended and Restated Stock Incentive Plan on October 24, 2017, and approved by the Company’s shareholders on January 5, 2018.)